As filed with the Securities and Exchange Commission on December 10, 2002

Registration No. 333-53522

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3
ON
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SPECTRASITE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	56-2027322
(State or other	(I.R.S. Employer
jurisdiction of	Identification Number)
incorporation or
organization)

100 Regency Forest Drive	David P. Tomick
Suite 400	SpectraSite Holdings, Inc.
Cary, North Carolina 27511	100 Regency Forest Drive
(919) 468-0112	Suite 400
(Address, including zip code, and telephone number, including	Cary, North Carolina 27511
area code, of registrant’s principal executive offices)	(919) 468-0112
(Name, address, including zip code, and telephone number
including area code, of registrant’s agent for service)

Copies to:

Thomas D. Twedt	Bruce A. Gutenplan
Dow, Lohnes & Albertson, PLLC	Paul, Weiss, Rifkind, Wharton & Garrison
1200 New Hampshire Avenue, N.W	1285 Avenue of the Americas
Washington, D.C. 20036	New York, NY 10019-6064
(202) 776-2000	(212) 373-3000

     Approximate date of commencement of proposed sale to the public: This post-effective amendment deregisters the registrant’s 6 3/4% senior convertible notes due 2010 and those shares of the registrant’s common stock that are issuable by the registrant upon conversion of such notes.

     If the only securities being registered on this form are being offered pursuant to dividend reinvestment plans, please check the following box. [  ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [  ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [  ]

This post-effective amendment shall become effective in accordance with Section 8(c) of the Securities Act of 1933, as amended, on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(c), may determine.

DEREGISTRATION OF NOTES AND SHARES

On November 20, 2000, SpectraSite Holdings, Inc. issued and sold $200,000,000 aggregate principal amount of its 6 3/4% senior convertible notes due 2010 in a private offering exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Rule 144A promulgated under the Securities Act. On February 8, 2001, SpectraSite filed this registration statement on Form S-3 for the purpose of registering the resale of the convertible notes and the 9,276,000 shares of its common stock issuable by SpectraSite upon conversion of such notes. On February 9, 2001, the Securities and Exchange Commission declared this registration statement, as amended, effective.

Pursuant to the terms of the registration rights agreement that required SpectraSite to file this registration statement, SpectraSite is no longer required to keep the registration statement effective. As a result, this Post-Effective Amendment No. 1 to the registration statement is being filed to deregister, as of the date hereof, any and all unsold convertible notes, up to and including the $200,000,000 aggregate principal amount initially registered, and all 9,276,000 shares of common stock initially registered.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, SpectraSite Holdings, Inc. has duly caused this post-effective amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cary, State of North Carolina, on December 10, 2002.

SPECTRASITE HOLDINGS, INC

By: /s/ Stephen H. Clark

Stephen H. Clark President, Chief Executive Officer and a Director

     Pursuant to the requirements of the Securities Act of 1933, this post-effective amendment has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Stephen H. Clark Stephen H. Clark	President, Chief Executive Officer and a Director (principal executive officer)	December 10, 2002

/s/ David P. Tomick David P. Tomick	Executive Vice President and Chief Financial Officer and a Director (principal financial officer)	December 10, 2002

* Calvin J. Payne	Executive Vice President—Design and Construction and a Director	December 10, 2002

/s/ Daniel I. Hunt Daniel I. Hunt	Vice President—Finance and Administration (principal accounting officer)	December 10, 2002

/s/ Timothy G. Biltz Timothy G. Biltz	Chief Operating Officer and a Director	December 10, 2002

Steven M. Shindler	Director

* Power of Attorney

     Stephen H. Clark, by signing his name hereto, does sign this document on behalf of each of the persons indicated above for whom he is attorney-in fact pursuant to a power of attorney duly executed by such person and filed with the Securities and Exchange Commission.

By:	/s/ Stephen H. Clark

Stephen H. Clark Attorney-In-Fact